Part II.  Other information, Item 6a.

                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                             Quarter Ended
                                                       30-Jun-96        2-Jul-95

Primary:

Weighted average shares outstanding                      77,696           76,424

Net effect of dilutive stock options                      3,954            5,024
                                                        -------          -------

Total                                                    81,650           81,448
                                                        =======          =======

Net income                                              $ 8,869          $28,791
                                                        =======          =======

Net income per share                                    $  0.11          $  0.35
                                                        =======          =======

Fully diluted:

Weighted average shares outstanding                      77,696           76,424

Net effect of dilutive stock options                      3,954            5,286

Assumed conversion of
   5.5% Convertible Subordinated Notes (Note 1)            --              2,732
                                                        -------          -------

Total                                                    81,650           84,442
                                                        =======          =======

Net income                                              $ 8,869          $28,791

Add:
Convertible subordinated notes interest
  and related expenses, net of taxes (Note 1)              --            $   594
                                                        -------          -------

Adjusted net income                                     $ 8,869          $29,385
                                                        =======          =======

Net income per share                                    $  0.11          $  0.35
                                                        =======          =======



On August 24, 1995, the Company's Board of Directors approved a two-for-one stock split in the form of a stock dividend for stockholders of record on August 25, 1995. The distribution of additional shares was on September 15, 1995. Share information for all periods presented has been retroactively adjusted to reflect this stock dividend.

Note 1: The potential effect of conversion of the 5.5% Convertible Subordinated Notes has not been included in the fully diluted EPS calculation for the first quarter of fiscal 1997 because the Notes have an anti-dilutive impact on the calculation.


                                         17